Summary Translation of Maximum Mortgage Contract

Note:  This is not a comprehensive translation.

Mortgagor (“Party A”): Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.
Legal Representative : Wu Zishen

Mortgagee (“Party B”): Hohhot Branch of China Citic Bank
Legal Representative: Sun Xiaofan

Location of Execution: Hohhot City      Date of Execution: October 9, 2009

Article 1 Definition
1.1
The maximum mortgage is the maximum amount between Party A and Party B to ensure the multiple debts of the debtor continuously occurred in a certain period. Party A provides Party B with the mortgage within the maximum amount. The aforesaid maximum amount is the total outstanding balance of the debts (including the contingent debts) that debtor owed to Party B.

Article 2 Principal Debts under Mortgage
2.1
The principal under the mortgage is a series debts occurred by Party B’s extending credit line to Party A commencing October 9, 2009 to October 9, 2010. The maximum mortgage amount under this agreement is RMB20,000,000.

Article 3 Collateral
3.1
The collateral Party A provided to Party B is the land and premises set forth in the Appendix “Collateral List”. The estimated current value of the collateral is RMB51,091,311, the percentage of the mortgage coverage is 40%.

Article 4  Scope of Collateral
4.1
The scope of collateral includes the principal, interest, penalty interest, compound interest, penalty, compensations, and expenses to exercise the rights to claim the debts, including but not limited to legal fees, appraisal fees, foreclosure fees and other expense.

Article 5 Duration of Exercise Mortgage Rights
5.1	The exercise of the mortgage shall be within the statute of limitations of the principal debts.

Article 6 Representations and Warranties of Party A
6.1
It is legally incorporated under the laws of the People’s Republic of China and has right and ability to execute and perform this agreement; Party A obtained all of the necessary internal and external approvals and permissions with regard to executing and performing the agreement.

6.2
Party A owns full, valid, legal ownership or rights of disposition of the collateral under this agreement. No disputes existing in regard to the collateral under this agreement, and such collateral are not seized, monitored or mortgaged.

6.3	Party A fully understands and agrees with all of provisions set forth in the principal contract, and voluntarily provided the collateral for the debtor.
6.4	The mortgage shall not be under any limitations or cause any illegal circumstance.
6.5	All of the information of the collateral provided by Party A shall be true, legal, accurate and complete.
6.6
Party A warrants: in the event the debtor of the principal contract fails to fulfill the debt obligations or the events of realization of the mortgage right occurs, Party B may requests Party A bear the liability within the scope of mortgage, notwithstanding the debts under the principal contract is ensured by other collateral.

Article 7 Rights and Obligations of Party A
7.1	Party A shall provide Party B with the certificate of collateral and other valid documents.
7.2
Party A shall notify Party B in writing within 30-days upon the occurrence of the events adversely affected Party B’s rights and interests of the mortgage rights, including but not limited to the occurrence of re-organization, merger, split, co-operating business, joint venture, change in share-holding and other actions could affect the material change in regard to the management and operation of Party A.

7.3	Party A shall send a 3-day written notice upon the occurrence of its cessation of business, dissolution, bankruptcy and other event may adversely affect Party A.
7.4	In the event the occurrence of Article 7.2 and 7.3, Party A shall bear all of the mortgage liabilities under this agreement.
7.5.	Without prior written consent of the Party B, Party A shall not lease, transfer, re-mortgage, gift or entrust or dispose of the collateral.
7.6	Party A shall immediately inform Party B, in the event the collateral is seized, or other similar situations.
7.7	After the debtor repay the debts under the principal contract, Party A is entitled to cancel the mortgage under this agreement.
7.8	In the event Party A lease the collateral, it shall inform Party B prior to the execution of this agreement.

Article 8 Rights and Obligations of Party B
8.1	Party B shall be entitled to dispose of this the collateral in the event the debtor does not fulfill its obligation to repay the debts when due.
8.2	In the event the proceeds of disposing of collateral is not adequate to repay the full debts, Party B is entitled to claim the deficiency to the debtor.
8.3	Party B shall assist Party A to cancel the registration of the collateral, when the debts are fully repaid.
8.4
Party B and the debtor under the principal contract agree to change the principal contract, except for extension and increase of the amount of the debts, such changes shall not require the consent of Party A.

Article 9 Maintenance and Use of Collateral
9.1	Party A is obligated to maintain the collateral.
9.2
In case the value of the collateral may decreases, Party A shall promptly notify Party B. Party A shall regain the value of the collateral as requested by Party B, or provide the corresponding collateral equal to the decrease of value.

Article 12 Breach Liability
12.1	In the event any party does not perform or partially perform its obligations under this agreement, it shall bear the breach liabilities.
12.2	The representations and warranties made by Party A in Article 6 is untrue, inaccurate, or misleading and causes damages and losses to Party B, Party A shall compensate such damages and losses.
12.3	In the event the agreement is void due to Party A’s negligence, Party A shall compensate Party B’s loss within the mortgage scope.
12.4
In the event the occurrence of any of the following events, Party B shall exercise the mortgage right. Party A is entitled to receive the penalty calculated according to the interest rate set forth in the agreement and the deferral days, in the event Party B does not issue the loan in accordance with the agreement.

12.4
Party B is entitled to accelerate the principal an interest under the loan and set off the debts under this agreement by directly withdrawing the funds in the account Party A opened with Party B, if any of the following events occur:

12.4.1	The principal debts become due and Party A is not repaid;
12.4.2	The debts of the principal contract become due prior to its maturity, and Party B is not repaid;
12.4.3	Party A ceases its business, suspends its operation, bankruptcy, or its business license is suspended;
12.4.4	Party A violates the obligations set forth in Article 7.4;
12.4.5	Party A is unable to maintain a good condition of the collateral, or the situation under Article 9.2 occurs, and Party A refuses to provide collateral in accordance with Article 9.2;
12.4.6	Other events may cause damages and losses to Party B;
12.4.7	Party A violates Article 7.10.

Article 15 Governing Law
Governing Law: the laws of People’s Republic of China

Article 16 Dispute Resolution
Any dispute arising from and in connection with this agreement shall be submitted to the People’s Court

Party A: Inner Mongolia Yongye Nongfeng Biotechnology Co., Ltd.
Legal Representative:    (with the signature and corporate seal)

Party B: Hohhot Branch of China Citic Bank
Legal Representative:     (with the signature and corporate seal)